Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ACURX PHARMACEUTICALS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Acurx Pharmaceuticals, Inc. (the “Corporation”).

SECOND:	The Certificate of Incorporation of the Corporation, as amended, is hereby further amended by striking out the first paragraph of Article Fourth in its entirety and by substituting in lieu thereof with the following:

“FOURTH: (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 260,000,000 shares, consisting of 250,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”). The holders of record of the Common Stock are entitled to one vote per share on all matters to be voted on (or consent to) by the Corporation’s stockholders. Dividends may be declared and paid pro rata on the Common Stock from funds lawfully available therefor and after provision is made for each class of capital stock having preference over the Common Stock if, as and when determined by the Board of Directors of the Corporation (the “Board of Directors”) in their sole discretion, subject to provisions of law, any provision of this Certificate of Incorporation, as amended from time to time. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, holders of record of the Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject, however, to the liquidation rights of the holders of Preferred Stock authorized, issued and outstanding hereunder.

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by David P. Luci, President and Chief Executive Officer, this 19th day of September 2025.

ACURX PHARMACEUTICALS, INC.

By:	/s/ David P. Luci
David P. Luci
President and Chief Executive Officer